Exhibit 8.1

Empresas ICA, S.A.B. de C.V.

20-F 2011

Significant Subsidiaries

The following table sets forth our significant subsidiaries as of December 31, 2011, including the principal activity, country of incorporation and ownership interest.

Subsidiary	Principal Activity	Domicile	Ownership Interest (%)

Constructoras ICA, S.A. de C.V.	Construction	Mexico	100

Controladora de Empresas de Vivienda, S.A. de C.V.	Housing development	Mexico	100

Controladora de Operaciones de Infraestructura, S.A. de C.V.	Concessions	Mexico	100

Ingenieros Civiles Asociados, S.A. de C.V.	Heavy urban and specialized construction	Mexico	100

ICA — Fluor Daniel, S. de R.L. de C.V. (A)	Industrial construction	Mexico	51

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.	Airport operations	Mexico	59	(B)

Constructora de Proyectos Hidroelectricos, S.A. de C.V. / Constructora Hidroelectrica La Yesca, S.A. de C.V.	Consortia for the construction of the La Yesca hydroelectric project	Mexico	99

(A)	Proportionally consolidated.
(B)	Directly and through our interest in SETA.